UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	0-13089	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hancock Plaza 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip Code)

(228) 868-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2014, the shareholders of Hancock Holding Company (the “Company”) approved the 2014 Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of the Company, its subsidiaries, and its shareholders and to promote the growth and profitability of the Company and its subsidiaries by (a) providing incentives to certain employees and directors of the Company and its subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business affairs of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) providing certain employees and directors with a means to acquire a proprietary interest in the Company, acquire shares of the Company’s common stock, or receive compensation that is based upon appreciation in the value of the Company’s common stock; and (c) providing a means of obtaining, rewarding and retaining employees and directors.

The Compensation Committee will generally administer the Plan, and has the authority to make awards under the Plan, including setting the terms of the awards. The Compensation Committee will also generally have the authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the Plan.

The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, dividend equivalent rights, performance stock awards, performance units, and other equity awards and cash awards to employees and directors of the Company and the Company’s subsidiaries. The maximum number of shares of the Company’s common stock with respect to which awards may be granted under the Plan is equal to the sum of (i) 350,000 new shares, and (ii) the number of shares remaining available for issuance under the Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”), as of the effective date of the Plan plus any shares of the Company’s common stock that are subject to outstanding awards under the 2005 Plan as of the date the Plan becomes effective that are subsequently canceled, expired, forfeited or otherwise not issued or that are settled in cash. Thus, the total number of shares of common stock reserved for issuance as incentive awards under the Plan is approximately 1,796,357, plus any subsequently cancelled, expired, forfeited or cash settled awards outstanding under the 2005 Plan.

The aggregate number of shares for which awards may be granted during any plan year (i.e., calendar year) to any one participant, including directors, may not exceed 100,000 shares. Further, the maximum amount of an incentive award that is valued in dollars, including a cash award, under the plan may not exceed $4 million during a calendar year.

The Plan may be amended or terminated at any time by the Company’s Board of Directors, subject to the requirement that certain amendments may not be made without shareholder approval. The Plan shall remain in existence until all shares of the Company’s common stock reserved for issuance under the Plan have been issued as incentive awards or such earlier date as the Company’s Board of Directors shall determine.

For further information regarding the Plan, see the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 5, 2014. The information included herein relating to the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its 2014 annual meeting of shareholders (the “Annual Meeting”) on April 15, 2014 in Gulfport, Mississippi. As of February 21, 2014, the record date for the Annual Meeting, the Company had 84,249,065 shares of common stock outstanding and entitled to vote. Of that number, 72,567,539 shares were represented in person or by proxy at the Annual Meeting. The Company’s shareholders voted on the following four proposals at the Annual Meeting, casting their votes as described below.

Proposal 1: Election of Directors

Each of the individuals listed below was elected at the Annual Meeting to serve a three-year term on the Company’s Board of Directors expiring in 2017, as indicated below.

Nominees for a Three-Year Term	Votes For	Votes Withheld	Broker Non-votes
Frank E. Bertucci	61,912,858	1,257,440	9,397,241
Carl J. Chaney	62,140,414	1,029,884	9,397,241
Terence E. Hall	62,174,936	995,362	9,397,241
Thomas H. Olinde	62,157,379	1,012,919	9,397,241

Proposal 2: Approval of the 2014 LTIP

Proposal 2 was a proposal to approve the Hancock Holding Company 2014 Long Term Incentive Plan. This proposal was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
58,384,060	4,532,666	253,570	9,397,243

Proposal 3: Advisory Vote on Compensation of Named Executive Officers

Proposal 3 was an advisory vote on compensation of named executive officers as disclosed in the proxy materials for the Annual Meeting. This advisory vote was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
58,721,905	4,147,613	301,378	9,396,643

Proposal 4: Ratification of the Appointment of Auditors

Proposal 4 was a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2014. This proposal was approved.

Votes For	Votes Against	Abstentions
70,064,192	2,331,667	171,680

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Hancock Holding Company 2014 Long Term Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

April 21, 2014	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer